Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

Synovus Financial Corp.

    2011 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement (No. 333-187464) on Form S-8 of Synovus Financial Corp. of our report dated March 28, 2014, with respect to the statements of financial condition of the Synovus Financial Corp. 2011 Employee Stock Purchase Plan (the “Plan”) as of December 31, 2013 and 2012, and the related statements of operations and changes in plan equity for the years then ended, which report appears in the December 31, 2013 Annual Report for Form 11-K of the Synovus Financial Corp. 2011 Employee Stock Purchase Plan.

(Signed) KPMG LLP

Atlanta, Georgia

March 28, 2014